                                                                       EXHIBIT 5


January 17, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                DC HOLDCO, INC.
                      Registration Statement on Form S-8
                      ----------------------------------

Gentlemen:

I am Senior Vice President-Assistant General Counsel of DC Holdco, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of 113,773,227 shares of Common Stock, $0.01 par value per share, of the Company (the "Common Stock") issuable pursuant to the Company's 1995 Stock Incentive Plan, 1995 Stock Option Plan for Non-Employee Directors, Amended and Restated 1990 Stock Incentive Plan, 1987 Stock Incentive Plan, 1984 Stock Incentive Plan, 1981 Incentive Plan and 1980 Stock Option Plan (the "Plans").

In connection with the opinion hereinafter set forth, I have made such examination of law and of fact as I have deemed necessary.

Based on the foregoing, I am of the opinion that the 113,773,227 shares of Common Stock to which the Registration Statement relates will be, when issued as contemplated under the Plans, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,



David K. Thompson